Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of Lexicon Pharmaceuticals, Inc. for the registration of $80,000,000 of shares of its common stock and to the incorporation by reference therein of our reports dated March 5, 2010, with respect to the consolidated financial statements of Lexicon Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Lexicon Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
August 6, 2010